European Equity Fund 10f-3 Transactions Q4 2000

	Security Purchased    	Comparison Security    	Security Purchased
Issuer	CNOOC	Apache	PetroBras
Underwriters			Merrill, ABN, BofA, MSDW, Salomon Smith Barney, UBS, DB AB
Years of continuous operation, I ncluding predecessors	>3 years	>3 years	>3 years
Security	CNOOC local shares	Apache	PetroBras
Is the affiliate a manager or co-manager of offering?			co-manager
Name of underwriter or dealer from which purchased	n/a		n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	2/27/2000	July, 2000	8/9/2000

Total amount of offering sold to QIBs	-	$ -	$ -
Total amount of any concurrent public offering	HKD 9,856,400,000	$ 392,000,000	$ 3,684,000,000
Total	HKD 9,856,400,000	$ 392,000,000	$ 3,684,000,000

Public offering price	HKD 6.01	$ 49.00	$ 24.00
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	HKD 0.54 (8.985%)		$ .63 (2.625%)

Shares purchased	321,160	n/a	n/a
Amount of purchase	HKD 1,930,172	n/a	n/a

% of offering purchased by fund	0.02%	n/a	n/a
% of offering purchased by associated funds	1.23%	n/a	n/a
Total (must be less than 25%)	1.25%	n/a	n/a